   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998



                                                      REGISTRATION NO. 333-66943

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           CARAUSTAR INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           NORTH CAROLINA                              2631                                58-1388387
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)              Identification Number)

                             3100 WASHINGTON STREET

                             AUSTELL, GEORGIA 30106

                                 (770) 948-3101
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               H. LEE THRASH, III
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           CARAUSTAR INDUSTRIES, INC.
                             3100 WASHINGTON STREET
                             AUSTELL, GEORGIA 30106
                                 (770) 948-3101
              (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                WITH COPIES TO:

                               PATRICK S. BRYANT
                       ROBINSON, BRADSHAW & HINSON, P.A.
                       101 NORTH TRYON STREET, SUITE 1900
                        CHARLOTTE, NORTH CAROLINA 28246
                                 (704) 377-2536

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                (Caraustar Logo)

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

      As a service to registered shareholders of our common stock, our customers and other investors, we are pleased to offer the Caraustar Industries, Inc. Dividend Reinvestment and Share Purchase Plan. The Plan is designed to promote long-term ownership in Caraustar by providing a convenient and inexpensive way:

      - to purchase Caraustar common stock

      - to reinvest all or a portion of your cash dividends in additional shares of common stock

      - to increase your investment through optional cash payments.

      This prospectus covers 3,000,000 shares of Caraustar common stock available for purchase under the Plan.

      Neither the Securities and Exchange Commission nor any state securities commission has approved any of these securities or determined that this prospectus or any supplement to it is accurate or complete. Any representation to the contrary is a criminal offense.

                                           , 1998

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Caraustar Industries, Inc...........    1
Where You Can Find More Information;
  Incorporation by Reference........    1
Use of Proceeds.....................    2
Description of the Plan.............    3
Description of Caraustar Common
  Stock.............................   13

                                      PAGE
                                      ----
Summary of Program Services and Fees
  to Participants...................   14
Legal Matters.......................   15
Experts.............................   15
Plan of Distribution................   15

                           CARAUSTAR INDUSTRIES, INC.

     Caraustar Industries, Inc.:

     - Is a major manufacturer of recycled paperboard and converted paperboard products

     - Manufactures products primarily from recovered fiber, which is derived from recycled paper

     - Produces recycled paperboard for internal use and sale to customers in four principal markets:
        - Tubes, cores and composite containers
        - Folding cartons
        - Gypsum wallboard facing paper
        - Miscellaneous other specialty and converted products

     - Operates facilities in the U.S., Mexico and the United Kingdom

        WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York (7 World Trade Center, Suite 1300 10048) and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business and financial information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any later incorporated information. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities we offer with this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1997;


     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and


     - The description of our common stock contained in our registration statement on Form 8-A that we filed with the SEC on September 17, 1992 to register our common stock under the Securities Exchange Act of 1934, along with any future update of this description that we file.

     This prospectus is part of a registration statement (on Form S-3) we have filed with the SEC relating to the shares offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock.

The registration statement, exhibits and schedules also are available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain, at no cost, a copy of the documents incorporated by reference into this prospectus by writing or telephoning us at the following address:

          Caraustar Industries, Inc.
          3100 Washington Street
          Austell, Georgia 30106
          Attn: Corporate Secretary
          Telephone: (770) 948-3101

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

                                USE OF PROCEEDS

     Caraustar shares needed to meet the requirements of the Plan will, at Caraustar's discretion, either be purchased in the open market by the Plan Administrator or issued directly by Caraustar from our authorized but unissued shares. If Caraustar directly issues shares to fulfill the Plan requirements, we expect to use the net proceeds for general corporate purposes. Caraustar will not receive any proceeds from shares purchased on the open market.

                            DESCRIPTION OF THE PLAN

     The following is a question and answer explanation of the Plan and of the terms and conditions under which participants may purchase and sell Caraustar common stock.

PURPOSE

     1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide registered shareholders of Caraustar common stock, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in Caraustar common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. The Plan also provides participants with an economical method to sell shares of common stock.

ADVANTAGES AND DISADVANTAGES

     2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     The advantages of the Plan are as follows:

     - DIRECT PURCHASE OF INITIAL SHARES: Persons not presently owning shares of Caraustar common stock may enroll in the Plan by making an initial investment of at least $250 but not more than $300,000 annually.

     - REINVESTMENT OF DIVIDENDS: Participants may purchase additional shares of common stock automatically by reinvesting all or a portion of their cash dividends on or after the applicable dividend payment date. Dividend payments not reinvested will be paid to participants by check or will be deposited electronically upon written request.

     - DIRECT PURCHASE OF COMMON STOCK THROUGH OPTIONAL CASH
       INVESTMENTS: Participants may purchase additional shares of common stock on a monthly basis by making optional cash investments by check or electronic transfer in amounts of at least $50 per investment. The maximum allowable investment through optional cash payments is $300,000 per year. Participants may elect not to reinvest their cash dividends and purchase additional shares of common stock through optional cash investments only.

     - CERTIFICATE SAFEKEEPING: The Plan offers a "safekeeping" service free of charge, which permits shareholders of record to deposit their common stock certificates with the Plan Administrator and have these shares credited to their Plan account (see Question 20). This feature prevents stock certificate loss, theft or destruction. Since deposited shares become Plan shares, they may be transferred or sold through the Plan in a convenient and economical manner.

     - REDUCED FEES: Fees charged to the participant are usually less than if the individual investor purchased or sold shares outside of the Plan through a broker. Participants pay no investment fees to purchase shares through the Plan and are charged only brokerage commissions of $0.10 per share purchased. (See "Summary of Plan Services and Fees to Participants").

     - TRANSFER OF SHARES: Participants may request the transfer to another participant of all or a portion of their Plan shares free of charge. In the absence of any instructions, the transferee account will be set up for full dividend reinvestment.

     - CONVENIENT, INEXPENSIVE SALE OF SHARES: Participants may sell Plan shares by providing written instructions to the Plan Administrator or by using the automated telephone sales feature (see Question 21). Participants will be charged a sales fee of $5.00 for each transaction and a brokerage commission of $0.10 per share sold.

     - SIMPLIFIED RECORDKEEPING: Participants are furnished an acknowledgment after each purchase and cumulative year-to-date statements of their Plan accounts on a quarterly basis following the reinvestment of dividends, providing a simplified method of recordkeeping.

     3. WHAT ARE THE DISADVANTAGES OF THE PLAN?

     The disadvantages of the Plan are as follows:

     - NO INTEREST PAID ON FUNDS PENDING INVESTMENT: No interest is paid on dividends or optional cash investments held by the Plan Administrator pending investment or reinvestment.

     - PURCHASE/SALE PRICE DETERMINATION: Participants have no control over the share price or the timing of the sale or purchase of Plan shares. Participants cannot designate a specific price or a specific date at which to sell or purchase common stock. In addition, participants will not know the exact number of shares purchased until after the applicable investment date (see Question 15).

ADMINISTRATION

     4. WHO ADMINISTERS THE PLAN?

     The Bank of New York, Caraustar's Transfer Agent, or any successor administrator that Caraustar may designate, is the Plan Administrator. The Plan Administrator administers the Plan, determines the timing of purchases on the open market, holds shares of common stock acquired under the Plan, maintains records and sends statements of account activity to participants. Any open market purchases and sales on behalf of the participants will be made by the Plan Administrator through BNY ESI & Co., a full-service brokerage firm and wholly owned subsidiary of The Bank of New York Company, Inc. BNY ESI & Co. receives brokerage commissions for related open market transactions, paid by the participant. (See "Summary of Plan Services and Fees to Participants").

     5. WHO SHOULD I CONTACT WITH QUESTIONS REGARDING THE PLAN AND ITS ADMINISTRATION?

     You may contact the Plan Administrator with questions concerning the Plan by calling its toll free number, 1-800-524-4458 or by writing to:

          The Bank of New York
          Shareholder Services Department
          Church Street Station
          P. O. Box 11258
          New York, New York 10286-1258


     The Plan Administrator's Internet address is: "http://stock.bankofny.com". The Plan Administrator's e-mail address is: "shareowner-svcs@bankofny.com".


     Please include Caraustar Industries, Inc. on all inquiries/correspondence and provide your Plan account number and/or social security number.

     6. WHERE DO I SEND MY INSTRUCTIONS FOR TRANSACTIONS SUCH AS OPTIONAL CASH INVESTMENTS, SALES, ACCOUNT TERMINATION, TRANSFERS AND CERTIFICATE ISSUANCES (WITHDRAWALS)?

     Participants are encouraged to use the bottom tear-off portion of their statements to provide the Plan Administrator with their instructions. You may send your instructions to:

          The Bank of New York
          Dividend Reinvestment Department
          P. O. Box 1958
          Newark, New Jersey 07101-9774

ELIGIBILITY

     7. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any person or entity is eligible to join the Plan, provided that (a) such person or entity fulfills the requirements for participation described under "Enrollment Procedures," and (b) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to Caraustar, the Plan or the participant.

     The Plan Administrator will furnish a Plan prospectus, the appropriate Plan Authorization Form and enrollment information at any time upon request.

ENROLLMENT PROCEDURES

     8. HOW DOES AN INDIVIDUAL BECOME A PARTICIPANT?

     - CARAUSTAR'S COMMON SHAREHOLDERS OF RECORD need only complete a Plan Authorization Form to enroll in the Plan to become a participant. Shareholders of record are not required to submit a minimum initial investment to enroll in the Plan.

     - PERSONS NOT CURRENTLY OWNING CARAUSTAR COMMON STOCK may enroll in the Plan by completing a Plan Authorization Form and returning the completed Form to the Plan Administrator, along with payment of an initial investment of at least $250 but not more than $300,000 annually. The payment must be in the form of a check or money order, made payable to "The Bank of New York." PLEASE DO NOT SEND CASH. Third party checks and foreign checks will not be accepted and will be returned to the sender.

     - BENEFICIAL OWNERS of Caraustar common stock, whose shares are registered in the names of brokers or bank nominees (i.e., held in "street name"), may participate only in the dividend reinvestment feature of the Plan by making arrangements with their brokers/banks to participate on their behalf. Please note that such participation is outside the terms and conditions of the Plan, including any fees the broker/bank nominee may charge the beneficial owner for executing reinvestment transactions. The investor remains a beneficial owner and must rely on the brokers/bank nominees for all recordkeeping services. A beneficial owner may become a direct Plan participant by having shares transferred into his or her own name, becoming a shareholder of record and completing a Plan Authorization Form, or by following the same enrollment procedure for "Persons Not Currently Owning Caraustar Common Stock."

     9. WHAT INVESTMENT OPTIONS ARE AVAILABLE TO PARTICIPANTS?

     Each participant must elect one of the following investment options on the Plan Authorization Form:

     - FULL DIVIDEND REINVESTMENT -- All cash dividends on all certificated and Plan shares of Caraustar common stock will be automatically reinvested to purchase additional shares of common stock. In the absence of any election on the Plan Authorization Form, a participant will be deemed to have elected full dividend reinvestment.

     - PARTIAL DIVIDEND REINVESTMENT -- Participants will receive cash dividends on a specified number of shares of Caraustar common stock and automatically have the cash dividends on the remainder of their shares reinvested to purchase additional shares of common stock. Participants electing partial reinvestment of cash dividends must designate the number of whole Plan shares and/or certificated shares for which they choose to receive cash dividends. Cash dividends are sent to participants by check or, upon request, are deposited electronically into the participant's bank account.

     - OPTIONAL CASH INVESTMENTS ONLY -- Participants will receive cash dividends on all their certificated and Plan shares of Caraustar common stock, and only optional cash investments are applied toward the purchase of additional shares of common stock. Shares purchased with optional cash investments are held in the participant's Plan account unless otherwise directed, and dividends paid on such shares are paid by check or, upon written request, are deposited electronically into the participant's bank account.

     The investment option elected by the Plan participant remains in effect until the participant changes his or her investment option by completing a new Plan Authorization Form. (See the answer to Question 10 below)

     For more information on the electronic deposit of dividends, please contact the Plan Administrator.

     10. MAY PARTICIPANTS CHANGE THEIR INVESTMENT OPTION?

     Yes. You may change the investment option by completing a new Plan Authorization Form and returning it to the Plan Administrator. For the change to be effective with respect to a particular dividend payment, the Plan Administrator must receive the new Plan Authorization Form on or before the applicable record date for the dividend payment.

     11. WHEN ARE DIVIDENDS REINVESTED?

     Cash dividends will be reinvested on or as soon as practicable after the applicable dividend payment date. If the Plan Administrator receives the completed Plan Authorization Form prior to the fifth business day prior to the dividend distribution date, dividends will be reinvested according to the participant's instructions on that dividend payment date. If the Plan Administrator receives the completed Plan Authorization Form after the fifth business day prior to the dividend distribution date, the elected investment option will not be effective until the next dividend record and payment dates. No interest will be paid on any funds held by the Plan Administrator pending investment.

     12. WHEN WILL SHARES PURCHASED WITH REINVESTED DIVIDENDS BE ENTITLED TO RECEIVE DIVIDENDS?

     Shares purchased with reinvested dividends will be entitled to dividends on the dividend payment date following the purchase of such shares.

INITIAL INVESTMENTS AND OPTIONAL CASH INVESTMENTS

     13. HOW ARE INITIAL INVESTMENTS MADE?


     To enroll in the Plan and become a participant, persons who do not currently own Caraustar common stock are required to make an initial investment of at least $250 but not more than $300,000 annually. Payment must be in the form of a check or money order made payable to, "The Bank of New
York -- Caraustar Industries, Inc.", and must be accompanied by a completed Plan Authorization Form. No interest will be paid on any funds held by the Plan Administrator pending investment. Third party checks and foreign checks will not be accepted and will be returned to the sender.


     14. HOW DOES THE OPTIONAL CASH INVESTMENT FEATURE WORK?

     All Plan participants may purchase additional shares of Common Stock by making optional cash investments. The minimum optional cash investment amount is $50 per investment, with a maximum amount of $300,000 per year. Optional cash investments must be in the form of a check or money order made payable to, "The Bank of New York -- Caraustar Industries, Inc.," or participants may elect to authorize automatic monthly electronic fund transfers from their bank accounts. To obtain the proper Electronic Fund Transfers Authorization Form, please contact the Plan Administrator. Checks for optional cash investments should be accompanied by the tear-off stub that is attached to a participant's statement. Third party checks and foreign checks will not be accepted and will be returned to the sender. No interest will be paid on any cash balances pending investment by the Plan Administrator.

     Optional cash investments through Electronic Fund Transfers are deducted monthly from the participant's designated bank account on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day. The Plan Administrator will make the authorized deduction from any financial institution that participates in the Automated Clearing House system. Amounts received electronically by the Plan Administrator will be invested on the next investment date (see Question 15). The monthly electronic transfer of funds will continue until terminated or changed by the participant. Any such change should be sent to the Plan Administrator at least 20 days prior to the 25th of the month.

     Brokers or bank nominees participating on behalf of beneficial owners may utilize only the dividend reinvestment feature of the Plan and cannot utilize the optional cash investment feature. If a beneficial owner wishes to participate in the optional cash investment feature of the Plan, he or she must first become a shareholder of record or make an initial investment to directly enroll in the Plan.

     In the event that a participant's optional cash investment check is returned unpaid for any reason or a participant's designated bank account for electronic fund transfers does not have sufficient funds for his/her authorized monthly deduction, the Plan Administrator will immediately remove from the participant's account any shares already purchased upon the prior credit of such funds. The Plan Administrator will thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from the participant's account as may be necessary to satisfy the uncollected balance.

     15. WHEN WILL OPTIONAL CASH INVESTMENTS BE INVESTED?

     The investment date for voluntary cash payments (as well as initial cash investments from non-shareholders) is the last business day of each month. The investment date for dividends is the common stock dividend payment date. If, however, an investment date falls on a date when the NASDAQ Stock Market is closed, the next succeeding day on which the NASDAQ Stock Market is open will be the investment date.

COMMON STOCK PURCHASES

     16. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?


     Shares of common stock will be purchased either on the open market or directly from the Company, from newly issued shares.


     17. HOW IS THE PURCHASE PRICE OF THE COMMON STOCK DETERMINED?

     The purchase price of common stock purchased on the open market will be 100% of the weighted average price of all shares purchased during the applicable investment period, adjusted to include brokerage commissions. Open market purchases are expected to be made through BNY ESI & Co. A Plan participant will have the applicable commissions deducted from the funds used to purchase shares acquired under the Plan (see "Summary of Plan Services and Fees to Participants").

     The purchase price of common stock purchased directly from the Company will be 100% of the average of the high and low prices of the common stock reported on the NASDAQ Stock Market on the relevant dividend or optional cash investment date.

     18. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

     The number of shares purchased for a participant will be equal to the amount of the participant's optional cash investments, if any, plus dividends available for reinvestment, or the initial investment received by the Plan Administrator during the investment period, divided by the purchase price of the shares. The participant's account will be credited with the number of shares, including fractional shares computed to four decimal places, equal to the total amount invested.

     A participant cannot request the purchase of a specific number of shares nor can he or she request that the purchase be made at a specific price nor on a specific date.

STOCK CERTIFICATES AND SAFEKEEPING

     19. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED THROUGH THE PLAN?

     No. Normally, certificates for shares of common stock purchased through the Plan will not be issued to participants, but will be held by the Plan Administrator or its nominee on behalf of the participant. The number of shares of common stock credited to a participant's Plan account will be shown on the participant's account statement.

     A participant may request the issuance of a certificate for all or a portion of Plan shares in his or her account. To request a certificate, the participant should fill out and sign the request form located on the bottom of his or her account statement, or call the Plan Administrator for instructions. Certificates can be issued only in whole share amounts and not in fractional shares.

     There is no fee charged to the participant for this service.

     Certificate issuance of Plan shares will not constitute termination of Plan participation, unless otherwise requested by the participant. However, if the participant withdraws all of his or her Plan shares, the account will automatically be terminated. The account may also be terminated by the Plan Administrator upon written notice to the participant if there is less than one share remaining in the participant's Plan account and the participant is not a registered shareholder of any other shares of Caraustar common stock for which dividends have been designated for Plan reinvestment.

     20. WHAT IS THE SAFEKEEPING FEATURE OF THE PLAN AND HOW DOES IT WORK?

     At the time of enrollment in the Plan, or any time thereafter, participants may elect to use the Plan's Safekeeping service to deposit with the Plan Administrator certificates representing shares of common stock registered in the name of the participant. The shares represented by such certificates will be deposited or credited to the Plan account of the participant and will be treated in the same manner as shares purchased through the Plan.

     By using the Plan's Safekeeping service, participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Plan Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and economical manner.

     Participants who wish to deposit their common stock certificates with the Plan Administrator should send them via registered mail, or certified mail with return receipt requested. The stock certificates should not be endorsed. There is no fee for this service.

SALE OF SHARES

     21. HOW MAY PARTICIPANTS SELL THEIR PLAN SHARES?

     Participants may instruct the Plan Administrator to sell any or all of their Plan shares at any time by completing and signing the appropriate instruction form. The instruction form is a tear-off stub located at the bottom of the participant's account statement. The participant should indicate on the form the number of shares to be sold. The form must be signed by all account owners. The completed form must then be mailed back to the Plan Administrator for processing.

     Participants selling or withdrawing all of their shares from the Plan automatically terminate their participation in the Plan. To re-enroll in the Plan, the person must fulfill the prerequisites for participation described under "Enrollment Procedures" and submit a new Plan Authorization Form.

     Shares held outside the Plan may not be sold through the Plan.

     22. HOW IS THE SALE PRICE OF PLAN SHARES DETERMINED?

     The Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through BNY ESI & Co. Shares are sold at least weekly, and depending on volume, as frequently as daily. BNY ESI & Co. will make every reasonable effort to process all sales orders on the day the orders are received, provided that instructions are received before 1:00 p.m. eastern standard time on a business day during which BNY ESI & Co. and the NASDAQ Stock Market are open. The sales price will not be known until the sale is completed and is based on the weighted average of all shares sold during the selling period, adjusted to exclude brokerage commissions. Following the sale and allowing for the settlement of the trade under SEC rules, typically three business days, a check will be issued payable to the account owner(s) for the net cash proceeds of the sale after a service fee of $5.00 and brokerage commissions are deducted. (See "Summary of Plan Services and Fees to Participants"). The Plan Administrator has full discretion in all matters related to the sale, including the time of sale and sales price. Participants cannot specify a price or a time at which to sell their Plan shares.

     Participants should be aware that the common stock price may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are irrevocable and may not be rescinded.

TRANSFER OF SHARES

     23. MAY PARTICIPANTS ASSIGN OR TRANSFER ALL OR A PART OF THEIR PLAN SHARES TO ANOTHER PERSON?

     Participants may change ownership of all or part of their Plan shares through a gift, sale or otherwise at any time. The participant must contact the Plan Administrator to obtain the proper instructions to enact the transfer. Requests for transfer are subject to the same requirements as for the transfer of common stock certificates, including the requirement of a Medallion Signature Guarantee.

     24. IF PLAN SHARES ARE TRANSFERRED TO ANOTHER PERSON, WILL THE PLAN ADMINISTRATOR ISSUE A STOCK CERTIFICATE TO THE TRANSFEREE?

     Transfers can be made from Plan account to Plan account (book-to-book transfers) or if the participant so requests, a stock certificate can be issued to the transferee. The current participant should contact the Plan Administrator for full details on how to make the transfer.

     For book-to-book transfers that involve the establishment of a new Plan account, a new Plan Authorization Form must be completed by the transferee. The completed Form must be returned to the Plan Administrator, along with written instructions signed by the current participant, indicating the number of shares to be transferred to the new participant. The current participant's signature must be guaranteed by a bank, broker or financial institution that is a member of the Medallion Signature Guarantee Plan. The new account will be set up for full dividend reinvestment unless otherwise instructed by the previous or new shareholder.

TERMINATION OF PLAN PARTICIPATION

     25. HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     Participants may terminate participation in the Plan either by selling all the shares in their Plan account or by having a certificate issued for a specific number of whole shares in their Plan account and selling the fractional share balance. Certificates cannot be issued in fractional share amounts.

     To terminate Plan participation, participants should complete and sign the appropriate instruction form. The instruction form is a tear-off stub located at the bottom of the participant's account statement. Participants should indicate on the form that they are terminating their account and indicate whether they wish to receive a stock certificate or sell all their shares. The form must be signed by all account owners and returned to the Plan Administrator for processing.

     A Plan account may also be terminated by the Plan Administrator upon written notice to the participant if there is less than one whole share remaining in the participant's Plan account and the participant is not a registered shareholder of any other shares of Caraustar common stock for which dividends have been designated for Plan reinvestment.

     26. ARE THERE ANY FEES CHARGED TO PLAN PARTICIPANTS?


     If Plan shares are purchased on the open market, participants will be charged a brokerage commission of $0.10 per share purchased. If Plan shares are purchased directly from Caraustar, there is no fee charged to the participant for the purchase of common stock. There is also a $5.00 service fee charged to the participant for the selling of Plan shares and/or terminating participation in the Plan, plus a brokerage commission of $0.10 per share sold. (See "Summary of Plan Services and Fees to Participants").


REPORTS TO PARTICIPANTS

     27. WHAT REPORTS ARE SENT TO PARTICIPANTS?


     An acknowledgment will be sent to participants as soon as practicable following each optional cash investment or sale of shares made by the Plan Administrator on behalf of the participant. On a quarterly basis, in conjunction with the reinvestment of Caraustar dividends, each participant will receive a statement showing all year-to-date transaction activity. Beneficial owners who participate through a broker or bank nominee should contact their broker/bank nominee for a statement detailing reinvestment activity. Participants should retain these statements for tax purposes.


     All statements have tear-off instruction forms which should be used to notify the Plan Administrator of any certificate issuance, optional cash investments, sales of Plan shares, termination of Plan participation or instructions to deposit certificates for safekeeping.

     Each participant will also be sent copies of the communications sent to other shareholders, including Caraustar's annual reports, notices of annual meeting and proxy statements and income tax information for reporting dividends paid and proceeds from the sale of Plan shares.

FEDERAL INCOME TAXES

     28. WHAT ARE SOME OF THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     In general, dividends which are reinvested in accordance with the Plan will be taxed as cash dividends for federal income tax purposes under the provisions of the applicable tax laws.


     The selling of shares by a participant under the Plan will give rise to capital gain or loss, provided such shares are held as a capital asset by the participant. The amount of any such gain or loss will be the difference between the proceeds received by the participant (net of commissions and fees) and the participant's tax basis. The tax basis of shares acquired through the Plan is equal to the purchase price of such shares (including brokerage commissions and fees, if any). (See the answer to Question 17 for how the purchase price is determined). Any capital gain or loss will be long-term if the participant's holding period for the shares sold is more than one year or short-term if the holding period is less than or equal to one year.


     The discussion above is only a general discussion of certain federal income tax aspects of an investment in the Plan. Because tax consequences may vary, depending on each participant's own tax situation, participants or persons considering participation in the Plan are advised to consult their own tax advisors regarding the tax effect of participation in the Plan, including the application of current and proposed federal, state, local, foreign and other tax laws.

OTHER INFORMATION

     29. WHAT HAPPENS IF CARAUSTAR ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

     All stock dividends or split shares distributed by Caraustar on shares held in a participant's Plan account will be credited directly into the participant's Plan account. In the case of a rights offering, any rights or shares to be distributed as a result of any rights agreement would be distributed in a like manner. Transaction processing may be temporarily suspended during such distributions. Accounts coded for partial reinvestment will have their proportional entitlement credited to the Plan.

     30. HOW WILL A PARTICIPANT'S SHARES BE VOTED?

     For any meeting of shareholders, each participant will receive proxy materials in order to vote Plan account shares as well as any common stock held of record that is registered in the name of the participant. All shares will be voted as designated by the participant or may be voted in person at the meeting of shareholders.

     31. WHAT ARE THE RESPONSIBILITIES OF CARAUSTAR AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

     Caraustar and the Plan Administrator in administering the Plan will not be liable for claims arising from any act done in good faith or for any good faith omission to act. This includes, but is not limited to: (a) any claim of liability relating to a deceased participant's shares prior to the Plan Administrator's receipt of written instructions regarding the disposition of such shares; (b) any claim relating to the prices at which shares are purchased or sold for a participant's account and the times when such purchases or sales are made; or

(c) any claim based on any fluctuation in the market value of shares before or after any purchase or sale of shares.

     As an investor, you must make independent investment decisions based upon your own judgment and research. Your investment in shares acquired under the Plan is no different from an investment in any equity security purchased and held directly. You bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by you in the Plan or otherwise. However, because the prices for shares purchased or sold under the Plan are established based on the date the Plan Administrator (or the Company, in the case of original issued shares) purchases or sells shares, you lose any advantage otherwise available from being able to select the timing of share purchases and sales.

     32. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Caraustar reserves the right to amend, suspend, terminate or modify the Plan at any time without the approval of participants. Notice of Caraustar's determination to suspend, terminate or modify the Plan will be given to all Plan participants as soon as practicable after such determination is made.

                     DESCRIPTION OF CARAUSTAR COMMON STOCK

     DIVIDENDS: Any dividends paid on shares of common stock will be paid in each quarterly period in January, April, July and October.

     Although Caraustar contemplates the payment of dividends, the payment of future dividends is dependent upon, among other factors, action by Caraustar's board of directors, Caraustar's financial condition, future earnings and the availability of cash.


     VOTING RIGHTS: Ordinarily, the holders of Caraustar's common stock have sole voting power to elect the Caraustar's directors.


     PREEMPTIVE RIGHTS: Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares.

     OTHER RIGHTS: In the event of liquidation, the holders of common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of any outstanding preferred stock, if any. The outstanding shares of common stock are, and the additional shares of common stock which may be offered hereby upon issuance will be, fully paid and nonassessable.

     POTENTIAL DETERRENTS TO TAKEOVERS: Certain provisions of Caraustar's articles of incorporation and bylaws, as well as a shareholder rights plan, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a controlling interest in Caraustar's outstanding voting stock. As a result, these provisions could discourage bids for Caraustar's common stock at a premium and might adversely affect the market price of Caraustar's common stock.

     Caraustar's articles of incorporation authorize 5,000,000 shares of preferred stock, which may be issued in the future without further shareholder approval with such terms and rights as the board of directors may determine. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Currently, there is no preferred stock issued and outstanding.

     Caraustar's board of directors is divided into three classes with staggered terms. This means that, as a general matter, only one-third of the board of directors must stand for re-election at any annual meeting of shareholders. Caraustar's articles of incorporation provide that directors may be removed only for cause. These provisions make it more difficult and time consuming for a potential acquiror of Caraustar to replace the board of directors.

     Caraustar's shareholder rights plan generally provides the board of directors and shareholders the right to act to substantially dilute the share ownership position of any person who acquires 20% or more of the common stock.

     LISTING: The outstanding shares of common stock and the additional common stock offered hereby are quoted on the NASDAQ stock market under the trading symbol "CSAR."

     TRANSFER AGENT AND REGISTRAR: The transfer agent and registrar for Caraustar's common stock is The Bank of New York, Shareholder Services Dept., Church Street Station, P.O. Box 11258, New York, New York 10286-1258.

               SUMMARY OF PLAN SERVICES AND FEES TO PARTICIPANTS

     In most cases, Caraustar has determined to pay the fees and expenses to administer the Plan. However, certain administrative service fees and brokerage commissions will be charged directly to the participant. Set forth below is a summary of these fees and commissions and the party responsible for their payment:


SERVICE/TRANSACTION                        COST TO PARTICIPANT
-------------------                        -------------------
Initial Enrollment Fee...................  None (Fee paid by Caraustar)
Optional Cash Investment Transaction
  Fee....................................  None (Fee paid by Caraustar)
Reinvestment of Dividends Service Fee....  None (Fee paid by Caraustar)
Brokerage Commissions on Open Market
  Purchases..............................  $0.10 per share
Sale of Shares Transaction and/or Account
  Termination Fee........................  $5.00
Brokerage Commissions on Sale of
  Shares.................................  $0.10 per share
Issuance of Certificates.................  None
Deposit of Certificates for
  Safekeeping............................  None
Book-to-Book Transfers of Shares.........  None
Minimum and Maximum Cash Investments are
  as follows:
  Initial Minimum Investments for Persons
     not Currently Owning Caraustar
     Stock...............................  $250
Minimum Optional Cash Investment for
  Participants...........................  $50 per investment
Maximum Optional Cash Investment Per
  Year...................................  $300,000


                                 LEGAL MATTERS

     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will issue an opinion for us regarding the validity of the Caraustar common stock offered by this prospectus and certain other legal matters. Russell M. Robinson, II, a shareholder in the firm of Robinson, Bradshaw & Hinson, P.A., is Chairman of our Board of Directors. Robinson, Bradshaw & Hinson, P.A. is Caraustar's principal outside legal counsel. Certain members of such firm beneficially owned approximately 113,680 shares of Caraustar common stock as of the date of this prospectus.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to such financial statements and schedules, and are incorporated by reference in reliance upon the authority of such firm as experts in giving such reports.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered through the Plan will be offered directly to Plan participants without underwriters as described in this prospectus.

                                (CARAUSTAR LOGO)

                           -------------------------

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                           -------------------------

                                3,000,000 SHARES
                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                                           , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred by the Company in connection with the offering of the Securities, other than underwriting discounts and commissions. The Company will bear all of such expenses.

SEC registration fee........................................  $ 20,381
Accounting fees and expenses*...............................    15,000
Legal fees and expenses*....................................    15,000
Printing and Engraving fees and expenses*...................   100,000
Service charges of Plan Administrator.......................    50,000
Miscellaneous*..............................................     9,619
                                                              --------
          Total*............................................  $210,000
                                                              ========

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

     Because the Company's bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, the Company may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

     Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Company has purchased and maintains such insurance.

ITEM 16.  EXHIBITS

     The following is a list of all the exhibits filed as part of the Registration Statement. References to the Company mean Caraustar Industries, Inc.

                                    EXHIBITS

EXHIBIT
  NO.                                    EXHIBIT
-------                                  -------
  2.01     --  Purchase Agreement dated as of June 30, 1998 among the
               Company, Caraustar Paperboard Corporation, Tenneco Packing,
               Inc. and Tenneco CPI Holding Company (Incorporated by
               reference -- Exhibit 2.01 to Registration Statement on Form
               S-3 [SEC File No. 333-65555])
  3.01     --  Amended and Restated Articles of Incorporation of the
               Company (Incorporated by reference -- Exhibit 3.01 to Annual
               Report for 1992 on Form 10-K [SEC File No. 0-20646])
  3.02     --  Second Amended and Restated Bylaws of the Company
               (Incorporated by reference -- Exhibit 3.02 to Registration
               Statement on Form S-4 [SEC File No. 333-29937])
  4.01     --  Specimen Common Stock Certificate (Incorporated by
               reference -- Exhibit 4.01 to Registration Statement on Form
               S-1 [SEC File No. 33-50582])
  4.02     --  Articles 3 and 4 of the Company's Amended and Restated
               Articles of Incorporation (included in Exhibit 3.01)
  4.03     --  Article II of the Company's Second Amended and Restated
               Bylaws (included in Exhibit 3.02)
  4.04     --  Rights Agreement, dated as of April 9, 1995, between
               Caraustar Industries, Inc. and The Bank of New York, as
               Successor Rights Agent (Incorporated by reference -- Exhibit
               1 to Current Report on Form 8-K dated April 19, 1995 [SEC
               File No. 0-20646])
  5.01     --  Opinion of Robinson, Bradshaw & Hinson, P.A.
 23.01     --  Consent of Arthur Andersen LLP
 23.02     --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in
               Exhibit 5.1)
 24.01     --  Power of Attorney (included on the signature pages of the
               Registration Statement as initially filed).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings in subparts (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such subparts is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, State of Georgia on November 12, 1998.


                                          CARAUSTAR INDUSTRIES, INC.

                                          By:    /s/ H. LEE THRASH, III
                                            ------------------------------------
                                                     H. Lee Thrash, III
                                             Vice President and Chief Financial
                                                           Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons and in the capacities indicated on November 12, 1998.



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Director, President and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer)
                   Thomas V. Brown

               /s/ H. LEE THRASH, III                  Director, Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer and
                 H. Lee Thrash, III                      Principal Accounting Officer)

                          *                            Chairman of the Board of Directors
-----------------------------------------------------
               Russell M. Robinson, II

                          *                            Director
-----------------------------------------------------
                  Bob M. Prillaman

                          *                            Director
-----------------------------------------------------
                 Ralph M. Holt, Jr.

                          *                            Director
-----------------------------------------------------
                 James H. Hance, Jr.

                          *                            Director
-----------------------------------------------------
                   John D. Munford

             *By: /s/ H. LEE THRASH, III
  ------------------------------------------------
                 H. Lee Thrash, III
                  Attorney-in-Fact